Exhibit 10.26
Reservation and Use Agreement
     This Reservation and Use Agreement, dated September 25, 2007 (this “Agreement”), is by and between Synthesis Energy Systems, Inc., a Delaware corporation having its principal place of business at 6330 West Loop South, Suite 300, Houston, Texas 77401 (“SES”), and the GAS TECHNOLOGY INSTITUTE, a not for profit corporation organized under the laws of the State of Illinois having its principal business offices at 1700 S. Mount Prospect Road, Des Plaines, Illinois 60018 (“GTI”).
ARTICLE 1. RELATIONSHIP OF THE PARTIES
1.1	This Agreement sets forth the relationship between SES and GTI (each, a “Party,” and collectively, the “Parties”), to develop Gasification solutions for the conversion of Coal into gases, on the terms and subject to the conditions set forth herein.
ARTICLE 2. DEFINITIONS.
2.1	“Gasification” shall mean the conversion of Coal into gases suitable for fuel gas production through the use of a single stage fluidized bed process.

2.2	“Intellectual Property and Know-How” shall mean know-how, technical data, unpublished research information, unpatented processes, operating procedures, commercial or industrial techniques, computer software, and inventions, any applicable copyrights, mask works, trademarks, service marks, patents, patent applications, trade secrets, and other intellectual property rights of the Parties.

2.3	“Affiliates” shall mean any parent, subsidiary, an assignee of a majority of the assets of a Party, or any enterprise (a company, a person, or group of persons, whether incorporated or not) entitled to carry on business in any country, which now or hereafter directly or indirectly controls, is controlled by, or is under common control with a Party of this Agreement: “control” in an Affiliate requires ownership of fifty percent (50%) or more of (1) voting stock of a company which has issued voting stock, or (2) ownership interest in any other enterprise.

2.4	“Coal” shall mean anthracite, bituminous, sub-bituminous, lignite, cannel, waste from coal cleaning/preparation facilities (including but not limited to middlings, coarse refuse, gob, culm and gangue). Additionally, for the purposes of this license agreement, the term Coal would additionally include oil shale, petroleum coke and other non-biomass solid and heavy liquid hydrogen-carbon materials.

2.5	“Proprietary Information” shall mean (i) any information or material of a Party or any third party that is clearly identified as confidential in either written, oral or machine readable form and (ii) all technical or business information of a Party or any third party relating to such Party or third party’s inventions, products, research and development, production, manufacturing or engineering processes, costs, profit or margin information, staff skills, salaries or benefits, finances, customers, marketing, production or future business plans.

2.6	“U-GAS” shall mean a GTI proprietary process involving conversion of Coal to fuel gas by reaction of Coal with air with the addition of steam, carbon dioxide or other diluent gases in a fluidized bed reactor system with a sloping grid and central nozzle in which high carbon conversion is obtained by utilizing techniques with or without ash agglomeration with control of ash sintering and the withdrawal of high ash material or agglomerates, wherein crushed Coal is fed directly into the fluidized bed with recycle of Coal dust or char fines entrained in effluent gas back into the fluidized bed.

2.7	“Proposal” shall mean GTI Proposal 10124.1.45 “U-Gas® Technical Support Services.”
ARTICLE 3. BACKGROUND
3.1	GTI has a facility located in Des Plaines, Illinois that is capable of testing different types of fluidized bed gasification and gas treatment technologies in multiple configurations, including oxygen-blown gasification, under pressures up to 25 bara in conjunction with multiple types of feedstocks (the “Flex-Fuel Test Facility”).

3.2	SES wishes to employ the Flex-Fuel Test Facility for the design and testing of U-GAS for the Gasification of certain Coals into gases suitable for fuel gas production.
ARTICLE 4. ACTIVITIES OF THE PARTIES UNDER THIS AGREEMENT
4.1	GTI will allocate time in its Flex-Fuel Test Facility to SES for multiple test campaigns over two three (3) month periods, the first test period beginning January 1, 2008 and ending March 31, 2008. After this first three (3) month test period, an additional three month period of test campaigns shall occur in 2009. That second three month test period shall be scheduled on a priority basis no later than July 15, 2008. Failure to schedule the second three month test period prior to July 15, 2008 shall result in SES’s second three month test period being scheduled as time and availability permits. However, any delays caused in execution of work in the Proposal due to Force Majeure shall extend either the start of the test period or postpone the test period by an equivalent time of the delay. For the purposes of this Agreement, Force Majeure shall mean occurrences beyond the reasonable control of the Party affected, including Acts of God; laws, regulations or other orders of public authorities; military action, state of war or other national emergency; riot or strikes: and fire or flood; all of which, by the exercise of reasonable diligence, the delayed Party is unable to prevent or provide against. The Party affected by any Force Majeure event or occurrence shall give the other Party written notice of said event or occurrence within ten (10) days of such event or occurrence. If the event of Force Majeure continues beyond a reasonable period of time (which shall not be greater than three (3) months) such that it frustrates the intent of the parties to this Agreement, and causes economic loss to the party against whom the Force Majeure has been invoked, then the party against whom Force Majeure is being invoked shall give notice to the invoking party that full performance of this Agreement must resume within thirty (30) days or the Agreement will be terminated. An Act of God shall mean a natural phenomena that is exceptional, inevitable and irresistible, the effects of which could not be prevented or avoided by the exercise of due care or foresight, such as earthquake, flood, tornado or hurricane.

4.2	During either of the three (3) month test periods, the GTI Flex-Fuel Test Facility may be available to other clients, as long as, in the opinion of SES, those activities do not interfere with or delay the SES test campaigns.

4.3	In order to perform the test campaigns, SES shall enter into a contract with GTI to undertake the work described in the Proposal.
ARTICLE 5. EXCHANGE OF PROPRIETARY INFORMATION
5.1	During the term of this Agreement and for a period of ten (10) years following the termination or expiration hereof, each Party shall maintain in strict confidence, shall not disclose to any person or entity, and shall not copy or use any Proprietary Information, including Intellectual Property and Know-How, of the other Party or any Proprietary Information of a third party received through the other Party, which was disclosed pursuant to this Agreement or related contract executed pursuant hereto, whether or not it is in written or permanent form, provided that a Party may copy or use any such Proprietary Information solely to the extent required to perform its obligations pursuant to the terms of this Agreement or related contract executed pursuant hereto. The obligation of confidentiality shall not apply to information:

(a)	that is not clearly marked or identified as “Confidential”;

(b)	which is already in the possession of the receiving Party or its employees;

(c)	which is now publicly known or subsequently becomes publicly known through no fault of the receiving Party, its affiliates or its employees;

(d)	which is developed independently by an employee of the receiving Party without breach of this Agreement;

(e)	which the receiving Party rightfully receives from third Parties, if such third Party is not in violation of a confidentiality obligation to the disclosing Party by providing the information to the receiving Party;

(f)	which is approved by the disclosing Party’s written authorization for use or release by the receiving Party; or

(g)	which is required to be disclosed pursuant to court and/or commission order and subject to appropriate protective orders.

5.2	Each Party agrees to take all practicable measures reasonably available to such Party to prevent any unauthorized use, disclosure, publication or dissemination of any Proprietary Information.

5.3	Each Party agrees to return to the other Party, or to destroy (and to certify to such destruction in writing to the other Party), all materials containing any Proprietary Information of the other Party, regardless of the media and regardless of by whom prepared, within ten (10) days after termination of this Agreement, subject to the terms of any existing licenses of such Proprietary Information.

5.4	The provisions of this Article 5 shall survive the termination or expiration of this Agreement and shall remain in force and effect during the term of this Agreement and for a period of five (5) years thereafter.
ARTICLE 6. TERM OF AGREEMENT
6.1	This Agreement shall be effective upon its execution by a duly authorized representative of each of the Parties and shall continue for a term of three (3) years, unless sooner terminated in accordance with Article 7.
ARTICLE 7. TERMINATION
7.1	Each Party shall have the right to terminate this Agreement for cause by giving the other Party notice of a breach of this Agreement. The Party receiving the notice of breach shall have thirty (30) days to cure any such breach. In the event that the breaching Party has failed to cure any breach by it of this Agreement within thirty (30) days of demand by such Party for such cure, this Agreement shall terminate sixty (60) days from the date of the notice of breach.

7.2	Upon expiration or termination of this Agreement, neither Party shall have any rights, duties or obligations by virtue of this Agreement except (i) for the obligations of confidentiality and nonuse set forth in Article 5 and (ii) the obligation to pay a Fee as set forth in Article 8 hereof.
ARTICLE 8. RESERVATION and USE FEE.
8.1	RESERVATION and USE FEE. In consideration of GTI’s reservation of its Flex-Fuel Test Facility for SES pursuant to the terms of this Agreement, SES agrees to pay to GTI a Reservation and Use Fee (“Fee”) of two hundred and seventy-eight thousand (278,000) shares of Common Stock of SES, pursuant to the terms of the Stock Purchase Agreement between the Parties executed as of the date of this Agreement.
ARTICLE 9. DISPUTES
9.1	Each Party shall immediately give the other Party written notice of any dispute arising under or relating to this Agreement in accordance with Section 11.1.

9.2	Regarding/resolving any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, by the Parties shall first attempt resolution through good faith negotiations between the Parties.

9.3	If resolution is not reached through negotiations within 30 days of first notice of such, any such claim, controversy, or dispute shall be submitted to binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules.

9.4	The Controversy shall be submitted to one (1) neutral arbitrator.

9.5	In no event shall the arbitrator have the power to include any element of punitive or consequential damages, nor lost sales or profits in the arbitration decision and award.

9.6	Other than attorney’s fees and expenses (which shall be borne by the Party incurring the same), the costs of the arbitration shall be borne equally by the Parties.

9.8	The Place of arbitration shall be the forum wherein the Party against whom arbitration is being brought has its corporate office.

9.9	The laws of the forum identified in Section 9.8 shall be used by the arbitrator in resolving all disputes under this Agreement.

9.10	Judgment upon an award by the arbitrator may be entered in any federal or state court having jurisdiction thereof.
ARTICLE 10. INDEMNIFICATION and LIMITATION OF LIABILITY.
10.1	SES agrees to and hereby indemnifies and saves GTI harmless from and against any and all claims of any kind, including but not limited to liability for injury to persons or damage to property, including environmental damage, arising out of the work done by SES or its subcontractors under this Agreement, including any and all expenses, costs, attorney’s fees, settlements, judgments or awards incurred by GTI in the defense of any such claim or lawsuit.

10.2	GTI agrees to and hereby indemnifies and saves SES harmless from and against any and all claims of any kind, including but not limited to liability for injury to persons or damage to property, including environmental damage, arising out of work done by GTI or its subcontractors under this Agreement, including any and all expenses, costs, attorney’s fees, settlements, judgments or awards incurred by SES in the defense of any such claim or lawsuit.

10.3	No Party to this Agreement shall be liable to any other Party under this Agreement for incidental, indirect or consequential damages whether such damages are alleged as a result of tortuous conduct, or breach of warranty, by way of indemnity or breach of any of the provisions of this Agreement, even if advised of the possibility of such damages. Such damages include, but are not limited to, cost of removal and reinstallation of products or items, outside computer time, labor costs, loss of goodwill, loss of profits, loss of savings, loss or interruption of business, or other incidental, indirect, or consequential damages.

10.4	Each Party shall maintain adequate valid insurance in the types and amounts as so determined solely by that Party.
ARTICLE 11. GENERAL
11.1	All notices pursuant to this Agreement shall be sent to the Project Manager at the addresses indicated from time to time on Exhibit B, or to such other persons and addresses as either Party shall designate by written notice to the other Party.

11.2	Neither Party may assign, in whole or in part, any rights or obligations hereunder without the prior written consent of the other Party, provided, however, that either Party may assign this Agreement in whole to any Affiliate or wholly-owned subsidiary of such Party.

11.3	Any waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, or as a waiver or modification of the provision itself.

11.4	This Agreement may only be amended by written agreement executed by each of the Parties. Upon the execution of this Agreement, the rights, duties and obligations of the Parties with respect to the matters set forth herein shall be governed solely by the provisions of this Agreement; provided, however, that this Agreement does not, and shall not be construed to, alter, amend or change the terms or provisions of any contract or agreement between the Parties existing on the date hereof and each such contract and agreement shall remain unaffected and in full force and effect.

11.5	The Exhibits to this Agreement shall constitute an integral part of this Agreement.

11.6	All publicity material, news releases, relating to the signing and execution of this Agreement, or generally relating to the initiation of operations by the Parties shall be issued jointly by SES and GTI, or shall be written and issued in another manner that is mutually agreed to by the Parties through their Project Managers.

11.7	Nothing contained in this Agreement shall be construed to create a partnership or other entity or to imply a joint venture, principal-agent or employee-employer relationship between the Parties.

11.8	Neither Party shall have any power to create any obligation, express or implied, on behalf of the other Party without such other Party’s prior express written authorization.

11.9	Nothing herein shall grant either Party the right to use the name or marks of the other Party or any of the other intellectual property rights of the other Party; any such grant shall be made by separate written agreement between the Parties.

ARTICLE 12. GOVERNING LAW
12.1	THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first written above.

GAS TECHNOLOGY INSTITUTE		SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Paul Chromek	By:	/s/ David Eichinger

Name: Paul Chromek		Name: David Eichinger
Title: Secretary		Title: Chief Financial Officer

EXHIBIT A
PROJECT MANAGERS
SES
David Eichinger
Phone: (713) 579-0600
Facsimile: (713) 579-0610
6330 West Loop South, Suite 300
Houston, Texas 77401
Gas Technology Institute
Mr. Vann Bush
Phone: (847) 768-0973
Facsimile: (847) 768-0501
1700 S. Mount Prospect Road
Des Plaines, Illinois 60018

EXHIBIT B
ADDRESSES FOR FORMAL NOTICE
SES
David Eichinger
Phone: (713) 579-0600
Facsimile: (713) 579-0610
6330 West Loop South, Suite 300
Houston, Texas 77401
Gas Technology Institute
Paul G. Chromek
General Counsel
Phone: (847) 768-0913
Facsimile: (847) 919-6820
1700 S. Mount Prospect Road
Des Plaines, Illinois 60018